EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------


The Board of Directors
NBT Bancorp Inc.:

         We consent to incorporation by reference in the registration statement on Form S-8 related to the registration of shares for the CNB Financial Corp. Incentive Stock Option Plan, as assumed by NBT Bancorp Inc., of NBT Bancorp Inc. under the Securities Act of 1933 of our audit report dated January 22, 2001, relating to the consolidated balance sheets of NBT Bancorp Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2000 which report appears in the December 31, 2000 Annual Report on Form 10-K of NBT Bancorp Inc., incorporated by reference herein.


/s/ KPMG LLP
KPMG LLP

Albany, New York
November 19, 2001